Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS

2011 SECOND QUARTER RESULTS

•	Earnings increased 45% to $0.25 per diluted common share from $0.17 in 2010

•	EPS is the highest in three years, and managed assets hit an all time high of over $1.1 billion

•	Quarterly dividend raised to $0.18 per share.

NEW YORK, NY – August 3, 2011. Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings or net increase in net assets resulting from operations was $4,416,000 or $0.25 per diluted common share in the 2011 second quarter, up $1,381,000 or 45% from $3,035,000 or $0.17 per diluted common share in the 2010 second quarter.

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $4,132,000 for the 2011 second quarter, compared to $3,204,000 in the 2010 second quarter, an increase of $929,000 or 29%, primarily reflecting improved net interest income and reduced loan losses from the prior year. As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates, which averaged 0.97% for the quarter, with new borrowing rates as low as 0.40%.

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Medallion Financial Announces 2011 Second Quarter Results p. 2

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the quarter’s results. This was the highest our EPS has been in three years. Profits are rising, and we continued to see strong loan demand in all of our lines of business. Additionally, we continue to experience zero losses on any taxi medallion loan we have originated in the history of the company, and our loan to value ratio on our entire medallion portfolio is under 50%.”

Medallion Financial’s net interest margin was 4.33% for the 2011 second quarter, compared to 4.81% in the 2010 second quarter. On a combined basis with Medallion Bank, the net interest margin was 6.40%, compared to 6.69% a year ago, reflecting the continued low cost of funds at the bank, and the Bank’s higher-yielding loan portfolio. Net investment income after income taxes was $1,479,000 or $0.08 per diluted common share in the 2011 quarter, down $1,461,000 from $2,940,000 or $0.17 per diluted common share in the 2010 quarter, primarily as a result of the Company referring additional loans for origination to Medallion Bank whose earnings are not consolidated in Net Investment Income, but whose results and fair value are shown through the Company’s Net Increase in Net Assets.

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “We remain focused very intently on the credit quality of our loan portfolios. Unlike many other financial institutions, our credit quality has not only remained very good, but has improved, even in these turbulent times. Loans more than 90 days past due, on a combined basis with Medallion Bank, were at 1.2% at June 30, 2011, down from 1.4% at year end and 1.5% a year ago.

“Medallion Financial’s capital and liquidity levels remained strong with over $102,000,000 of availability from our existing cash and funding sources and Medallion Financial’s leverage continues to be well under the industry norms with a debt to equity ratio of only 2.20 to 1. In addition, Medallion Bank had about $60,000,000 of deposit-raising capacity, and during July received almost $4,000,000 of capital under the U.S. Treasury’s Small Business Lending Fund program, which can be further leveraged for another $27,000,000 of deposit growth. The Company and the Bank remain well-positioned for future growth.”

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio decreased to $312,000,000 from $333,000,000 a year ago, due to the funding of most new loan originations by Medallion Bank, and the Company’s sale of loan participations to third party banks. As a result, total managed medallion loans increased 8% to $667,000,000 from $616,000,000 a year ago.

Medallion Financial’s on-balance sheet commercial loan portfolio was $66,000,000 at quarter end, down from $72,000,000 a year ago. The managed commercial loan portfolio decreased 1% to $126,000,000 from $128,000,000 in 2010. Medallion Bank’s consumer loan portfolio increased 4% to $195,000,000 from $187,000,000 a year ago. Overall, total managed assets increased 6% to $1.126 billion from $1.058 billion a year ago.

The Company’s net asset value per share increased to $9.49, up from $9.16 one year ago, in part due to improved profitability in Medallion Bank, which is a taxable C Corp. and is entitled to retain its after tax earnings. The Company also announced an increase in the dividend to $0.18 per share for the 2011 second quarter, up from $0.15 per share for the 2010 second quarter, bringing the total amount to $0.66 over the last four quarters. This equates to a yield of over 7% based on the most recent closing price of the Company’s stock. The current dividend will be paid on September 2, 2011, to shareholders of record on August 19, 2011. Since the Company’s initial public offering in 1996, the Company has paid in excess of $161,000,000 or $10.21 per share in dividends.

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Medallion Financial Announces 2011 Second Quarter Results p. 3

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent over $3.9 billion to its taxicab industry, small business, and other customers.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2010 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2011	2010	2011	2010
Total investment income	$8,413	$9,360	$18,010	$18,590
Total interest expense	3,343	3,740	6,845	7,255

Net interest income	5,070	5,620	11,165	11,335

Total noninterest income	326	1,151	735	1,947

Salaries and benefits	1,752	2,750	3,959	5,807
Professional fees	193	687	523	1,277
Occupancy expense	225	346	452	680
Other operating expenses	1,747	48	2,646	347

Total operating expenses	3,917	3,831	7,580	8,111

Net investment income before income taxes	1,479	2,940	4,320	5,171
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	1,479	2,940	4,320	5,171

Net realized gains (losses) on investments	575	(668)	584	(8,890)

Net change in unrealized appreciation (depreciation) on investments	311	(945)	95	(2,188)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	2,051	1,708	3,696	9,051

Net unrealized appreciation on investments	2,362	763	3,791	6,863

Net realized/unrealized gains (losses) on investments	2,937	95	4,375	(2,027)

Net increase in net assets resulting from operations	$4,416	$3,035	$8,695	$3,144

Net investment income after income taxes per common share
Basic	$0.08	$0.17	$0.25	$0.29
Diluted	0.08	0.17	0.25	0.29

Net increase in net assets resulting from operations per common share
Basic	$0.25	$0.17	$0.50	$0.18
Diluted	0.25	0.17	0.49	0.18

Dividends declared per share	$0.18	$0.15	$0.35	$0.30

Weighted average common shares outstanding
Basic	17,404,288	17,560,352	17,402,272	17,568,072
Diluted	17,609,550	17,685,988	17,578,804	17,700,334

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	June 30, 2011	December 31, 2010
Assets
Medallion loans, at fair value	$312,139	$323,126
Commercial loans, at fair value	65,851	76,866
Investment in Medallion Bank and other controlled subsidiaries, at fair value	82,772	78,735
Equity investments, at fair value	4,663	4,789
Investment securities, at fair value	—	—

Net investments	465,425	483,516

Cash and cash equivalents	22,664	17,303
Accrued interest receivable	1,320	1,441
Fixed assets, net	409	419
Goodwill, net	5,069	5,069
Other assets, net	43,910	42,564

Total assets	$538,797	$550,312

Liabilities
Accounts payable and accrued expenses	$5,646	$5,102
Accrued interest payable	1,849	1,913
Funds borrowed	365,457	380,532

Total liabilities	372,952	387,547

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	165,845	162,765

Total liabilities and shareholders’ equity	$538,797	$550,312

Number of common shares outstanding	17,475,948	17,400,233
Net asset value per share	$9.49	$9.35

Total managed loans	$987,496	$967,690
Total managed assets	1,125,924	1,093,379